EXHIBIT 99.1
News Release

For Immediate Release	Contact: Steven E. Wilson
May 16, 2006	Chief Financial Officer
(304)424-8704
United Bankshares Declares Dividend
and Announces New Stock Repurchase Program
     WASHINGTON, DC and CHARLESTON, WV—United Bankshares, Inc. (NASDAQ: UBSI), announced that at its May 15, 2006 board meeting, the Board of Directors declared a second quarter dividend and approved a new plan to repurchase, on the open market, up to 4% of the issued and outstanding shares of United’s common stock. The new plan will commence at the conclusion of the 2004 repurchase plan.
     The second quarter dividend of 27¢ per share for shareholders of record as of June 9, 2006 represents a 4% increase over the 26¢ paid in the second quarter of 2005. Dividends per share of 54¢ for the first half of 2006 also represents a 4% increase over the 52¢ per share paid for the first half of 2005. The dividend payout for the quarter of approximately $11.2 million on 41.7 million shares is payable July 3, 2006. The year 2006 is expected to be the 33rd consecutive year of dividend increases to United shareholders.
     The timing, price and quantity of purchases under the stock repurchase plan will be at the discretion of management and the plan may be discontinued, suspended or restarted at any time depending on the facts and circumstances. United’s management believes the stock repurchase plan, depending upon market and business conditions, will provide capital management opportunities and build value for the Company’s shareholders. Shares repurchased under the plan will be available to fund employee benefit programs as well as for a variety of other corporate purposes, including potential acquisitions.
     United Bankshares stock is traded on the NASDAQ Stock Market System under the quotation symbol “UBSI”.
www.ubsi-wv.com